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                                                                    Exhibit 99.1
[Fleetwood Logo]
Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, CA 92503-5527
Contact:  Boyd R. Plowman, Senior Vice President-Finance (909) 351-3340
          Lyle Larkin, Vice President-Treasurer (909) 351-3535

           FLEETWOOD DEFERS DISTRIBUTION ON TRUST PREFERRED SECURITIES
                   AND DISCONTINUES DIVIDEND ON COMMON SHARES

    RIVERSIDE, Calif., Oct. 30 /PRNewswire/ -- Fleetwood Enterprises, Inc. (NYSE: FLE) announced today that it will defer the next quarterly distribution on the 6% Convertible Trust Preferred Securities issued by its wholly owned trust, Fleetwood Capital Trust I, due to be made on November 15, 2001. The Company further indicated it believes, given current market and economic conditions, that it will continue to defer distributions on the Trust securities for at least the following two quarters. Fleetwood also disclosed that it will discontinue the payment of dividends on its Common shares following payment on November 14, 2001 of the previously declared dividend of four cents per share. The Company indicated that these actions will allow it to conserve cash and preserve liquidity for operations. The combination of the Trust distributions and the Common stock dividend totals more than $5.6 million per quarter.

    Under the indenture and trust document governing the Trust Preferred Securities, Fleetwood is permitted to defer up to 20 consecutive quarterly distributions. Normally, the Company pays interest to the Trust, which in turn makes a distribution to Trust Preferred Securities holders. The Company indicated that deferred amounts will be accrued at the coupon rate and will be paid, with interest, to the Trust Preferred holders at the end of the deferral period. Under the terms of the Trust, the Company is prohibited from declaring and paying dividends on its Common stock during any period in which Trust Preferred distributions are deferred.

    President and CEO Nelson W. Potter commented on the Company's actions saying, "In the face of a protracted decline in manufactured housing industry sales and a similar slowdown in the recreational vehicle business, Fleetwood has taken strong measures over the past two years to reduce operations and cut costs, including the closure of 16 manufacturing plants and a reduction to its nationwide work force by more than 7,000 associates. Potter concluded by saying, "These measures, along with our existing bank line and our recent $20 million private placement of equity, will help provide additional liquidity to serve the best long-term interests of the Company and our shareholders."

    This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risk factors include, without limitation, continued weakness in the manufactured housing and recreational vehicle markets, Fleetwood's ability to secure additional financing on favorable terms and in a timely manner, the availability of wholesale and retail financing in the future and changes in


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retail inventory levels in the manufactured housing and recreational vehicle industries. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Fleetwood undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For further information, please contact Boyd R. Plowman, Senior Vice President-Chief Financial Officer, +1-909-351-3340, or Lyle Larkin, Vice President-Treasurer, +1-909-351-3535, both of Fleetwood Enterprises, Inc.


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